FOR IMMEDIATE RELEASE	FOR INFORMATION CONTACT:
September 4, 2012	Krista Conlin 205-937-3777

 SERVISFIRST BANK ANNOUNCES

EXPANSION INTO MOBILE, ALABAMA REGION

Birmingham, AL – ServisFirst Bank announces the opening of its new banking center in Mobile, Alabama. Alex Arendall and Jay Weber have joined ServisFirst Bank Mobile as Senior Vice Presidents to focus on commercial banking in the Mobile area.

“We are excited about the opportunity to open ServisFirst Bank in Mobile’s diversified business environment,” said Tom Broughton, President and CEO of ServisFirst Bank. “Our team of highly qualified banking professionals will offer the Mobile area a new and higher level of banking. We are committed to offering exceptional service and responsiveness to match our name, ServisFirst Bank.”

Backed by the experience and success of ServisFirst’s current operations, this new banking center will provide Mobile’s corporate and personal clients with significant lending capacity, state of the art technology and service that is second to none. The leadership team will include highly qualified and knowledgeable bankers from the Mobile region.

ServisFirst Bank recently announced record earnings for the second quarter of 2012 which marks the tenth consecutive quarter of record earnings. Other second quarter 2012 highlights include:

▪	Second quarter record net income of $8.2 million, a 41% increase year/year
▪	Basic earnings per common share of $2.74 for the six months ended June 30, 2012, a 46% increase year/year
▪	Celebrated the 7th anniversary of ServisFirst Bank during the quarter.
▪	Non-performing assets and ORE less than 1% of assets, reflects strong credit quality and financial strength.

ServisFirst Bank Mobile’s office is located at 64 North Royal Street, Mobile Alabama. For more information about ServisFirst Bank, please visit www.servisfirstbank.com or 251-694-9494.

About Alex Arendall – Senior Vice President

Alex Arendall has more than 9 years of experience in the banking industry, with his most recent position being Vice President, Relationship Manager of Regions Bank in Mobile, AL. Arendall has served in many leadership positions and has experience in new business development, relationship management and portfolio management to maximize overall growth and revenue. Arendall began his career in banking at First Commercial Bank in Birmingham, AL where he served for 3 years as Assistant Vice President, Relationship Manager. Arendall received his MBA from The University of Alabama, where he also graduated Magna Cum Laude with his Bachelor of Science in Commerce and Business Administration.

About Jay Weber – Senior Vice President

Jay Weber joins ServisFirstBank Mobile as Senior Vice President with over 18 years of experience in the business development and banking industries. Over the past 6 years, Weber served as Senior Commercial Business Banker for Hancock Bank of Alabama in Mobile, where his commercial portfolio exceeded $27 million in new business development. In 2010, Weber was ranked first in the company in new customer relationships and in 2007 was named Top Commercial Producer in Alabama. Weber received his MBA from The University of Memphis and his Bachelor of Science degree in Commerce and Business Administration from The University of Alabama. He is also a graduate of Leadership Mobile and Alabama Banking School.

ABOUT SERVISFIRST BANK

ServisFirst Bank is a full service bank focused on commercial banking, cash management, private banking and the professional consumer market, emphasizing competitive products, state of the art technology and a focus on quality service.  Recently the bank announced its benchmark of success of accumulating over $2.5 billion in assets with no brokered deposits. The bank offers sophisticated cash management products, Internet banking, home mortgage lending, remote deposit express service and highly competitive rates.

ServisFirst Bank was formed in Birmingham in May 2005, opened ServisFirst Bank Huntsville in August 2006, ServisFirst Bank Montgomery in June 2007, ServisFirst Bank Dothan in September 2008, ServisFirst Bank Pensacola in April 2011 and ServisFirst Mobile in September 2012.

ServisFirst files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or www.servisfirstbancshares.com.

Statements in this press release that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "believe," "expect," "anticipate," "project," “plan,”, “intend,” “will,” “would,” “might” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such forward-looking statements, wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc., are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various factors that could affect the accuracy of such forward-looking statements, including: general economic conditions, especially in the credit markets and in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in our loan portfolio and the deposit base, possible changes in laws and regulations and governmental monetary and fiscal policies, including, but not limited to, economic stimulus initiatives and so-called “bailout” initiatives; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of the collectibility of loans and the value of collateral; the effect of natural disasters, such as hurricanes, in our geographic markets; and increased competition from both banks and non-bank financial institutions. The foregoing list of factors is not exhaustive. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Risk Factors” in our most recent Annual Report on Form 10-K and our other SEC filings. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained herein. Accordingly, you should not place undue reliance on any forward-looking statements, which speak only as of the date made. ServisFirst Bancshares, Inc. assumes no obligation to update or revise any forward-looking statements that are made from time to time.

More information about ServisFirst Bancshares may be obtained over the Internet at www.servisfirstbancshares.com.

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